Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

November 19, 2014

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, Oklahoma 74103

Ladies and Gentlemen:

We have acted as special counsel to ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering, from time to time, of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $650,000,000 (the “Common Units”), on terms to be determined at the time of the offering thereof, pursuant to a registration statement on Form S-3 (333-198313) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 22, 2014 and declared effective by the SEC on September 8, 2014. A prospectus supplement dated November 19, 2014, which together with the prospectus filed with the Registration Statement (the “Base Prospectus”) constitute the “Prospectus,” will be filed with the SEC on November 19, 2014 pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Certificate of Limited Partnership of the Partnership, as amended to date;

(ii) the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 15, 2006, as amended to date (the “Partnership Agreement”);

(iii) the Certificate of Formation of ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date;

(iv) the Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated July 14, 2009, as amended to date (the “LLC Agreement”);

(v) the Registration Statement;

(vi) the Prospectus;

Austin   Beijing   Dallas   Dubai   Houston   London   New York   Research Triangle Park   The Woodlands   Washington, DC

ONEOK Partners, L.P.

November 19, 2014

(vii) the Equity Distribution Agreement, dated November 19, 2014, among the Partnership and Citigroup Global Markets Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC (the “Distribution Agreement”); and

(viii) the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Partnership and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In our examination, we have assumed, without independent investigation: (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that all Common Units sold pursuant to the Distribution Agreement will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Distribution Agreement.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”) and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when any of the Common Units have been issued and delivered against payment therefor in accordance with the terms of the Distribution Agreement, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Prospectus Supplement filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP